    As filed with the Securities and Exchange Commission on August 10, 2001
                                                   Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                          NORTHROP GRUMMAN CORPORATION
             (Exact name of Registrant as specified in its charter)

                  Delaware                                       95-4840775
        (State or other jurisdiction                          (I.R.S. Employer
      of incorporation or organization)                     Identification No.)

                             1840 Century Park East
                         Los Angeles, California 90067
                                 (310) 553-6262
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

          John H. Mullan, Esq., Corporate Vice President and Secretary
                          NORTHROP GRUMMAN CORPORATION
                             1840 Century Park East
                         Los Angeles, California 90067
                                 (310) 553-6262
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
                              John D. Hussey, Esq.
                    Sheppard, Mullin, Richter & Hampton LLP
                       333 South Hope Street, 48th Floor
                         Los Angeles, California 90071
                                 (213) 620-1780

                               ----------------

   Approximate date of commencement of proposed sale to public: From time to time after this registration statement is declared effective.

                               ----------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

                               ----------------

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                  PROPOSED      PROPOSED
                                      AMOUNT      MAXIMUM       MAXIMUM
                                      TO BE       OFFERING     AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF         REGISTERED     PRICE       OFFERING      REGISTRATION
   SECURITIES TO BE REGISTERED        (1)(2)    PER UNIT(2)   PRICE (1)(2)       FEE
------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock,
 $1.00 par value, Common Stock,
 $1.00 par value (3)(4), Warrants
 to Purchase Debt Securities,
 Warrants to Purchase Equity
 Securities of Northrop Grumman
 Corporation(4).................                              $2,000,000,000   $500,000(6)
Capital Securities of Northrop
 Grumman Corporation............       (5)          (5)           (5)            None
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) In no event will the aggregate initial offering price of the Debt Securities, Preferred Stock, Common Stock, Warrants to Purchase Debt Securities and Warrants to Purchase Equity Securities issued under this Registration Statement exceed $2,000,000,000, or, if any securities are in any foreign currency units, the U.S. dollar equivalent of $2,000,000,000, and if any securities are issued at original issue discount, such greater amount as shall result in an aggregate offering price not to exceed $2,000,000,000.

(2) Not applicable pursuant to General Instruction II D to Form S-3.

(3) Includes Preferred Share Purchase Rights ("Rights"). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

(4) The aggregate amount of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) of the Securities Act.

(5) In addition to any Preferred Stock or Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate number of shares of Preferred Stock or Common Stock as may be issued upon conversion or exchange of Debt Securities or Preferred Stock, as the case may be. No separate consideration will be received for any shares of Preferred Stock or Common Stock so issued upon conversion or exchange.

(6) Pursuant to Rule 457(p) under the Securities Act, $42,000 of the $417,000 filing fee paid with respect to Registration Statement #333-78251 initially filed by the Registrant's wholly-owned subsidiary Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) on May 11, 1999 is offset against the currently due filing fee. No securities have been offered or sold pursuant to Registration Statement #333-78251. $375,000 of the filing fee paid with respect to Registration Statement #333-78251 was previously offset against the filing fee due in connection with Registration Statement #333-61478 initially filed on May 23, 2001 by the Registrant, Northrop Grumman Systems Corporation and Litton Industries, Inc.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
                  Subject to Completion, Dated August 10, 2001

                                 $2,000,000,000

                          Northrop Grumman Corporation

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                      Warrants to Purchase Debt Securities
                     Warrants to Purchase Equity Securities

  You should read this prospectus and any supplement carefully before you invest.

  This prospectus describes debt and equity securities that we may issue and sell at various times:

  . Our prospectus supplements will contain the specific terms of each issuance of debt or equity securities.

  . We can issue debt and equity securities with a total offering price of up to $2,000,000,000 under this prospectus.

  . We may sell the debt and equity securities to or through underwriters, dealers or agents. We also may sell debt and equity securities directly to investors.

  Our common shares are listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol "NOC." Our Series B preferred shares are listed on the New York Stock Exchange under the trading symbol "NOC pb." We will not sell any of the securities being offered without delivery of the applicable prospectus supplement describing the method and terms of the offering of such series of securities being offered. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance.

  Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This prospectus is dated            , 2001.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................................   2

WHERE YOU CAN FIND MORE INFORMATION.........................................   3

FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS............................   4

NORTHROP GRUMMAN CORPORATION................................................   6

USE OF PROCEEDS.............................................................   7

RATIO OF EARNINGS TO FIXED CHARGES..........................................   7

DESCRIPTION OF DEBT SECURITIES..............................................   8

DESCRIPTION OF PREFERRED STOCK..............................................  14

DESCRIPTION OF COMMON STOCK.................................................  19

DESCRIPTION OF WARRANTS.....................................................  20

PLAN OF DISTRIBUTION........................................................  22

VALIDITY OF THE DEBT AND EQUITY SECURITIES..................................  23

EXPERTS.....................................................................  23

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt and equity securities described in this prospectus in one or more offerings for total proceeds of up to $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus supplement may add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading, "Where You Can Find More Information."

   References to "Northrop Grumman" refer to Northrop Grumman Corporation, formerly NNG, Inc.; references in this prospectus to "Northrop Systems" refer to Northrop Grumman Systems Corporation, formerly Northrop Grumman Corporation; references to "Litton" refer to Litton Industries, Inc. Unless the context requires otherwise, references to "we," "us" or "our" refer collectively to Northrop Grumman and its subsidiaries.

   You should rely only on the information incorporated by reference or provided in the prospectus or a prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on behalf of us, are making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in a prospectus supplement in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents. There may have been changes in our affairs since the date of the prospectus or a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

   Northrop Grumman and its subsidiaries Northrop Systems and Litton have filed annual, quarterly and current reports, proxy statements and other information with the SEC. Northrop Grumman has succeeded to the filing obligations of Northrop Systems and all future filings by Northrop Grumman will be on a consolidated basis with Northrop Systems and Litton. Litton is no longer obligated to file reports with the SEC. You may read and copy any such report, statement or other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain additional information about the public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may also read such reports, proxy statements and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that is filed with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete this offering.

   The following documents filed with the SEC by Northrop Grumman are hereby incorporated by reference:

  . Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001 and March 31, 2001;

  . Current Reports on Form 8-K and Form 8-K/A filed April 17, 2001 and June 14, 2001, respectively;

  . Form 8-A registering our common stock under the Securities Exchange Act of 1934, filed on March 28, 2001; and

  . Form 8-A registering our Series B preferred stock under the Securities Exchange Act of 1934, filed on March 27, 2001.

   The following document filed with the SEC by Northrop Systems (SEC File Number 2-26850) is hereby incorporated by reference:

  .  Annual Report on Form 10-K/A for the fiscal year ended December 31,
     2000.

   The following documents filed with the SEC by Litton (SEC File Number 1-
3998) are hereby incorporated by reference:

  .  Annual Report on Form 10-K for the fiscal year ended July 31, 2000; and

  . Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2000 and January 31, 2001.

   You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: John H. Mullan, Corporate Vice President and Secretary, 1840 Century Park East, Los Angeles, California 90067, telephone (310) 201-3081.

   We maintain an Internet site at http://www.northgrum.com. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

   Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS

   Some of the information included in this prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These statements concern our plans, expectations and objectives for future operations. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Our actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially less than our planned results.

   Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

  . We depend on a limited number of customers. We are heavily dependent on government contracts many of which are only partially funded; the termination or failure to fund one or more significant contracts could have a negative impact on our operations. We are a supplier, either directly or as a subcontractor or team member, to the U.S. Government and its agencies as well as foreign governments and agencies. These contracts are subject to each customers' political and budgetary constraints, changes in short-range and long-range plans, the timing of contract awards, the congressional budget authorization and appropriation processes, the government's ability to terminate contracts for convenience or for default, as well as other risks such as contractor debarment in the event of certain violations of legal and regulatory requirements.

  . Many of our contracts are fixed price contracts. While firm, fixed price contracts allow us to benefit from cost savings, they also expose us to the risk of cost overruns. If our initial estimates used for calculating the contract price are incorrect, we can incur losses on those contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights and if we fail to meet the terms specified in those contracts then we may not realize their full benefits. Our ability to manage costs on these contracts may affect our financial condition. Lower earnings caused by cost overruns and cost controls would have an adverse effect on our financial results.

  . We are subject to significant competition. Our markets include defense and commercial areas where we compete with companies of substantial size and resources. Our success or failure in winning new contracts or follow on orders for our existing or future products may cause material fluctuations in our future revenues and operating results.

  . Our operations may be subject to events that cause adverse effects on our ability to meet contract obligations within anticipated cost and time parameters. We may encounter internal problems and delays in delivery as a result of issues with respect to design, technology, licensing and patent rights, labor or materials and components that prevent us from achieving contract requirements. We may be affected by delivery or performance issues with key suppliers and subcontractors, as well as other factors inherent in our businesses which may cause operating results to be adversely affected. Changes in inventory requirements or other production cost increases may also have a negative impact on our operating results.

  . We must integrate our acquisitions successfully. Acquiring businesses is a significant challenge. If we do not execute our acquisition and integration plans for these businesses in accordance with our strategic timetable, our operating results may be adversely affected. We acquired several businesses in 2000 and 2001, including Litton. We believe our integration processes are well-suited to achieve the anticipated strategic and operating benefits of these acquisitions, but if we do not perform our plans as intended, or if we encounter unforeseen problems in the acquired businesses, or problems in those businesses develop subsequent to acquisition, our operating results may be adversely affected. Among the factors that may be involved would be unforeseen costs and expenses, previously undisclosed liabilities, diversion of management focus, and any effects of complying with government-imposed organizational conflicts of interest rules as a result of the acquisitions.

  . We rely on continuous innovation. We are dependent upon our ability to anticipate changing needs for defense products, military and civilian electronic systems and support, and information technology. Our success is dependent on designing new products which will respond to such requirements within customers' price limitations.

  . We face significant challenges in the international marketplace. Our international business is subject to changes in import and export policies, technology transfer restrictions, limitations imposed by United States law that are not applicable to our foreign competitors, and other legal, financial and governmental risks.

  . We assume that any divestiture of non-core businesses and assets will be completed successfully. Our performance may be affected by our inability to successfully dispose of assets and businesses that do not fit with or are no longer appropriate to our strategic plan. If any sales of such businesses or assets can only be made at a loss, our earnings will be negatively impacted.

  . We are subject to environmental and other liabilities. Our performance may be affected by known environmental risks, pending litigation and other loss contingencies, if not resolved within the parameters of our internal plans, and by unanticipated environmental or other liabilities.

  . Our pension income may fluctuate. Pension income, a non-cash item which is included in our earnings, is based on assumptions of market performance and actual performance may differ. If an event causes us to revalue our pension income during the calendar year, the portion of our earnings attributed to pension income could vary significantly.

  . Our indebtedness, incurred in connection with the Litton acquisition, is higher than our indebtedness at December 31, 2000. The increase in debt will increase demands on our cash resources.

   Additional information with respect to risks and uncertainties in our business is contained in our SEC filings, including, without limitation, Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

   Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents. We cannot undertake any obligation to update our forward-looking statements to reflect events, circumstances, changes in expectations or the occurrence of unanticipated events occurring after the date of those statements.

                          NORTHROP GRUMMAN CORPORATION

   We are a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, we participate in many high-priority defense and commercial technology programs in the United States and abroad. We are a holding company formed in connection with our acquisition of Litton in April 2001. Our principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067 and our telephone number is (310) 553-6262.

   We are aligned into five business sectors: the Integrated Systems Sector; the Electronic Sensors and Systems Sector; Logicon, Inc.; Ship Systems; and Electronic Components and Materials.

   The Integrated Systems Sector (ISS) is a leader in design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. ISS is the prime contractor for the Joint STARS advanced airborne targeting and battle management system and the U.S. Air Force's B-2 Spirit stealth bomber. ISS has a principal role in producing the U.S. Navy's F/A-18 Hornet strike fighter. The sector also produces the EA-6B Prowler electronic countermeasures aircraft and is upgrading the E-2C Hawkeye early-warning aircraft. We have a principal role in the Global Hawk program, a development stage integrated unmanned aerial vehicle for reconnaissance and surveillance. We are also a principal subcontractor to Lockheed Martin in the joint strike fighter competition, a competition expected to be decided in 2001.

   The Electronic Sensors and Systems Sector (ES/3/) designs, develops and manufactures a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistic systems, space systems, and automation and information systems. These include fire control radars for the F-16 fighter aircraft, the F-22 fighter aircraft, and the Longbow Apache helicopter. Other key programs include the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT "brilliant" antiarmor submunition. ES/3/ also provides tactical military radars and countrywide air defense systems, as well as airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems. ES/3/ is a world leader in airspace management as a producer of civilian air traffic control systems. The sector also makes sophisticated undersea warfare systems, and naval propulsion and power generation systems. Additionally, ES/3/ provides postal automation, image processing, material management, asset track and trace, and data communication systems. The sector includes Litton's advanced electronics businesses, which design, develop and manufacture inertial navigation, guidance and control, IFF (identification friend or foe), and marine electronic systems, and provide electronic warfare systems and integrate avionics systems and shipboard information and communication systems.

   Logicon, Inc. is a leader in advanced information technologies, systems and services. Logicon is the prime contractor with the General Services Administration ANSWER and Millennia programs. Logicon is also part of a team working with the Internal Revenue Service to modernize the nation's tax system. Logicon has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the U.S. Navy's AEGIS class destroyer as well as mission planning for the U.S. Navy, Air Force and Special Operations Command. Logicon provides base operations support for NASA's Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, Logicon provides information technology services to commercial customers and to our other sectors. Logicon includes Litton's information systems businesses, which design, develop, integrate and support computer-based information systems and provide information technology and services primarily for government customers.

   Ship Systems is engaged in the building of large multimission non-nuclear surface ships for the U.S. Navy as well as other government and commercial customers worldwide and is a provider of overhaul, repair, modernization, ship design and engineering services.

   Electronic Components and Materials is an international supplier of complex backplanes, connectors, laser crystals, solder materials, specialty products and other electronic components used primarily in the telecommunications, industrial and computer markets.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the debt and equity securities for general corporate purposes. These purposes may include repayment of debt, working capital needs, capital expenditures, acquisitions and any other general corporate purpose. If we identify a specific purpose for the net proceeds of an offering, we will describe that purpose in the applicable prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratios of earnings to fixed charges for each of the fiscal years ended December 31, 1996 through December 31, 2000 and for the six months ended June 30, 2000 and June 30, 2001.

         Six Months
       Ended June 30,                       Year Ended December 31,
       -----------------          ---------------------------------------------------------------------
       2001        2000           2000           1999           1998           1997           1996
       ----        ----           ----           ----           ----           ----           ----
       2.61        5.34           5.26           3.78           2.11           2.68           2.50

   For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense, the portion of rental expense calculated to be representative of the interest factor, amortization of discounts and capitalized expenses related to indebtedness, and preferred stock dividends. The ratios should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this prospectus. See "Where You Can Find More Information."

                         DESCRIPTION OF DEBT SECURITIES

   As used in this prospectus, "debt securities" means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness that we issue and a trustee authenticates and delivers under the applicable indenture. We will describe the particular terms of any series of debt securities, and the extent to which the general terms summarized below may apply, in the prospectus supplement relating to that series.

   We will issue senior debt securities and subordinated debt securities under separate indentures between us and The Chase Manhattan Bank, as trustee. We have summarized the material provisions of the indentures on the following pages. We filed the forms of both the senior indenture and the subordinated indenture as exhibits to this registration statement and you should read the indentures for provisions that may be important to you. If you would like more information on these provisions, see "Where You Can Find More Information" on how to locate the indentures. We refer to the senior indenture and the subordinated indenture as the "indenture."

   If we use another trustee or another indenture for a series of debt securities, we will provide the details in a prospectus supplement. We will file the forms of any other indentures with the SEC at the time we use them.

Terms

   The indenture provides for the issuance of debt securities in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering. These terms will include some or all of the following:

  .  the title and type of the debt securities;

  . whether the debt securities will be senior or subordinated debt securities and the terms of the subordination provisions;

  .  any limit on the total principal amount of the debt securities;

  . the person who will receive interest payments on any debt securities if other than the registered holder;

  .  the price or prices at which we will sell the debt securities;

  .  the maturity date or dates of the debt securities;

  . the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest and the date from which such interest will accrue;

  . the dates on which interest will be payable and the related record dates;

  . whether any index, formula or other method will determine payments of principal or interest and the manner of determining the amount of such payments;

  .  the place or places of payments on the debt securities;

  .  whether the debt securities are redeemable;

  . any redemption dates, prices, obligations and restrictions on the debt securities;

  . any mandatory or optional sinking fund or purchase fund or analogous provisions;

  . the denominations of the debt securities if other than $1,000 or multiples of $1,000;

  .  the currency of principal and interest payments if other than US
     Dollars;

  .  any provisions granting special rights if certain events happen;

  . any deletions from, changes in or additions to the events of default or the covenants specified in the indenture;

  . any trustees, authenticating or paying agents, transfer agents, registrars or other agents for the debt securities if other than The Chase Manhattan Bank;

  .  any conversion or exchange features of the debt securities;

  . whether we will issue the debt securities as original issue discount securities for federal income tax purposes;

  .  any special tax implications of the debt securities;

  .  the terms of payment upon acceleration; and

  .  any other material terms of the debt securities.

   We may issue debt securities that are convertible into or exchangeable for our common stock or other securities, or the debt or equity of another company. If we issue these types of debt securities, we will provide additional information in a prospectus supplement.

   We may sell debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is different than market rates. When we refer to the principal and interest on debt securities, we also mean the payment of any additional amounts that we must pay under the indenture or the debt securities, including amounts for certain taxes, assessments or other governmental charges which holders of debt securities must pay.

Denomination, Form, Payment and Transfer

   Normally, we will denominate and make payments on debt securities in U.S. dollars. If we issue debt securities denominated, or with payments, in a foreign or composite currency, a prospectus supplement will specify the currency or composite currency.

   We may from time to time issue debt securities as registered securities. This means that holders will be entitled to receive certificates representing the debt securities registered in their name. You can transfer or exchange debt securities in registered form without service charge, upon reimbursement of any taxes or government charges. You can make this transfer or exchange at the trustee's corporate trust office or at any other office we maintain for such purposes. If the debt securities are in registered form, we can pay interest by check mailed to the person in whose name the debt securities are registered on the days specified in the indenture.

   As a general rule, however, we will issue debt securities in book-entry form. This means that one or more permanent global certificates registered in the name of a depositary, or a nominee of the depositary, will represent the debt securities. Only persons who have accounts with depositaries, which are known as participants, or persons that may hold interests through participants, can have beneficial ownership interests in global certificates representing a series of debt securities. The depositary will maintain a computerized book-entry and transfer system that keeps track of the principal amounts of debt securities held in the accounts of participants. Participants keep records of the interests of their clients who have purchased debt securities through them. Beneficial ownership interests in debt securities issued in book-entry form may be shown only on, and may be transferred only through, records maintained by the depositary and its participants. Some states require that certain purchasers receive securities only in certificate form. These state laws may limit the ability of beneficial owners to transfer their interests.

   The Depository Trust Company, or DTC, frequently acts as the depositary for debt securities. DTC is owned by a number of its participants and by the NYSE, AMEX and the NASD. The information below regarding DTC, which DTC provides, is included informational purposes only. You should not treat it as a representation, warranty or contract modification of any kind. If we issue the debt securities of any series in book-entry form and the depositary is someone other than DTC, we will provide you with additional information in a prospectus supplement.

   DTC holds securities that its participants deposit. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC's book-entry system is also available to other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. DTC electronically records the settlement among participants of their securities transactions in deposited securities. Issuers make interest and principal payments to DTC, which in turn credits payments to participants' accounts according to their beneficial ownership interests as reflected in DTC's records. In addition, DTC currently assigns any voting rights to participants by using an omnibus proxy. These payments and voting rights are governed by the customary practices between the participants and holders of beneficial interests.

   DTC will be the sole owner of the global certificates. We, the trustee and the paying agent have no responsibility or liability for the records relating to beneficial ownership interests in the global certificates or for the payments of principal and interest due for the accounts of beneficial holders of interests in the global certificates. The global certificates representing a series of debt securities normally may not be transferred except by DTC to its nominees or successors in accordance with the indenture. A series of debt securities represented by global certificates will be exchangeable for debt securities in registered form with the same terms in authorized denominations if:

  . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depositary within 90 days; or

  . we decide not to require all of the debt securities of a series to be represented by global certificates and notify the trustee of that decision.

Events of Default

   Unless we indicate otherwise in a prospectus supplement, the following are events of default under the indenture with respect to any issued debt securities:

  . failure to pay the principal or any premium on any debt security of that series when due;

  . failure for 30 days to pay interest on any debt security of that series when due;

  . failure to deposit any sinking fund payment on any debt security of that series when due;

  . failure to perform any other covenant in the indenture that continues for 90 days after we have been given written notice of such failure; or

  . the occurrence of certain events in bankruptcy, insolvency or reorganization.

   An event of default for one series of debt securities does not necessarily constitute an event of default for any other series. The trustee may withhold notice to the debt securities holders of any default, except a payment default, if it considers such action to be in the holders' interests.

   If an event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the debt securities of the series, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, under a number of circumstances, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the acceleration of payment.

   The indenture provides that the trustee has no obligation to exercise any of its rights at the direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in principal amount of any series of debt securities have the right to direct any proceeding, remedy, or power available to the trustee with respect to that series.

Subordination

   The subordinated debt securities will be subordinated and junior in right of payment to all our senior indebtedness to the extent set forth in the applicable prospectus supplement.

Conversion Rights

   We will describe the terms upon which debt securities may be convertible into our common stock or other securities in a prospectus supplement. These terms will include provisions as to whether conversion is mandatory or optional. They may also include provisions adjusting the number of shares of our common stock or other securities.

Our Obligations Under the Senior Indenture

   Under the senior indenture, we will agree to the following:

   Limitations on Liens. The senior indenture restricts our ability to encumber our assets and the assets of our restricted subsidiaries. If we, or any restricted subsidiary, pledge or mortgage any of our property to secure any debt, then we will, unless an exception applies, pledge or mortgage the same property to the trustee to secure the debt securities for as long as such debt is secured by such property. Restricted subsidiary means one of our subsidiaries that has substantially all of its assets located in, or carries on substantially all of its business in, the United States.

   This restriction will not apply in various situations. We may encumber assets if the encumbrance is a permitted lien, as defined below, without regard to the amount of debt secured by the encumbrance. We may also encumber assets if the amount of all debt secured by encumbrances, other than some permitted encumbrances, does not exceed the greater of $1,000,000,000 or 10% of our consolidated net tangible assets. Consolidated net tangible assets means our total assets, including the assets of our subsidiaries, as reflected in our most recent balance sheet, less current liabilities, goodwill, patents and trademarks. Permitted liens include:

  . liens on a corporation's property, stock or debt at the time it becomes a restricted subsidiary;

  . liens on property at the time we or a restricted subsidiary acquire the property;

  . liens securing debt owing by a restricted subsidiary to us or another restricted subsidiary;

  .  liens existing at the time the senior indenture becomes effective;

  . liens on property of an entity at the time such entity is merged into or consolidated with us or a restricted subsidiary or at the time we or a restricted subsidiary acquire all or substantially all of the assets of the entity;

  . liens in favor of any governmental customer to secure payments or performance pursuant to any contract or statute, or to secure indebtedness we incur with respect to the acquisition or construction of the property subject to the liens, any related indebtedness, or debt guaranteed by a government or governmental authority; and

  . any renewal, extension or replacement for any lien permitted by one of the exceptions described above.

   Limitations on Sale Leaseback Arrangements. Except under various circumstances, the senior indenture also restricts our ability and the ability of any restricted subsidiaries to enter into sale-leaseback transactions. Such an arrangement is permissible if we or our restricted subsidiary would be permitted to incur indebtedness secured by a principal property at least equal in amount to the attributable debt with respect to such arrangement. Sale-leaseback transaction means, subject to some exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfer a principal property to a person and contemporaneously lease it back from that person. Principal property means, with some exceptions, any manufacturing plant or facility located in the United States which we or one or more of our restricted subsidiaries owns, except any plant or facility which our board of directors determines is not of material importance to our total business. Attributable debt for a sale and leaseback transaction means the lesser of the fair value of such property as determined by our board of directors or the present value of the obligation of the lessee for net rental payments during the remaining term of the lease.

   The applicable indenture will not otherwise limit our ability to incur additional debt, unless we tell you this in a prospectus supplement.

Consolidation, Merger or Sale

   We may neither consolidate with nor merge into another corporation nor transfer all or substantially all of our assets to another corporation unless:

  . the successor corporation assumes all of our obligations under the debt securities and the indenture;

  . immediately following the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

  . we have delivered to the trustee an officers' certificate and a legal opinion confirming that we have complied with the indenture.

Defeasance and Covenant Defeasance

   Any series of our debt securities is subject to the defeasance and discharge provisions of the applicable indenture. Under those provisions, we may elect either:

  . to defease and be discharged from any and all our obligations with respect to those debt securities, except for the rights of holders of those debt securities to receive payments on the securities solely from the trust fund established pursuant to the indenture and the obligations to exchange or register the transfer of the securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency with respect to the securities and to hold moneys for payment in trust ("defeasance"); or

  . to be released from our obligations with respect to those debt securities concerning restrictive covenants which are subject to covenant defeasance, and the occurrence of certain events of default with respect to those restrictive covenants shall no longer be an event default ("covenant defeasance").

   To invoke defeasance or covenant defeasance with respect to any series of debt securities, we must irrevocably deposit with the trustee, in trust, money or U.S. Government obligations, or both, which will provide money in an amount sufficient to pay all sums due on that series.

   As a condition to defeasance or covenant defeasance, we must deliver to the indenture trustee an opinion of counsel stating that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if we did not elect the defeasance or covenant defeasance. We may exercise our defeasance option with respect to the securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the securities may not be accelerated by the reference to restrictive covenants which are subject to covenant defeasance. If we do not comply with our remaining obligations after exercising our covenant defeasance option and the securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit in the defeasance trust may be insufficient to pay amounts due on the securities at the time of the acceleration. However, we will remain liable for those payments.

Changes to the Indenture

   Holders who own more than 50% in principal amount of the debt securities of a series can agree with us to change the provisions of the indenture relating to that series. However, no change can affect the payment terms or the percentage required to change other terms without the consent of all holders of debt securities of the affected series.

   We may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect the holders' interests, including the creation of any new series of debt securities, without the consent of any holder of debt securities.

Governing Law

   New York law will govern the indentures and the debt securities.

Trustee

   The Chase Manhattan Bank will serve as trustee under each indenture. It is the trustee under the existing senior debt securities indenture of Northrop Systems. If we use a different trustee for any debt securities, we will let you know in a prospectus supplement.

                         DESCRIPTION OF PREFERRED STOCK

   The following description discusses the general terms of the preferred stock which we have issued and may issue in the future. Our certificate of incorporation, the applicable certificate of designation to our certificate of incorporation and the prospectus supplement will describe the terms of the related series of preferred stock. We will provide you copies of these documents upon request.

   General. Our certificate of incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may authorize the issuance of preferred stock in one or more series and may fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges.

   There are 3,500,000 shares of Series B preferred stock, par value $1.00 per share, outstanding as of the date of this prospectus. As of the date of this prospectus, there is no other series of preferred stock outstanding, and there are no agreements or understandings for the issuance of any other preferred stock, except for the issuance of Series A Junior Participating Preferred Stock in connection with preferred share purchase rights attached to our common stock. See "Description of Common Stock--Preferred Share Purchase Rights."

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable and holders of preferred stock will not have preemptive rights.

Series B Preferred Stock

   The following is a summary of the rights, preferences and privileges of our existing Series B Preferred Stock, as set forth in a Certificate of Designations, Preferences and Rights of Series B Preferred Stock filed with the Secretary of State of Delaware. This summary is not a complete description of such rights, preferences and privileges and the rights of holders of our Series B preferred stock are governed by the precise language of the certificate of designations, not this summary.

   Conversion. Each share of our Series B preferred stock is convertible, at any time, at the option of the holder, into the right to receive shares of our common stock. Initially, each share of Series B preferred stock is convertible into the right to receive the number of shares of common stock equal to the liquidation value per share of Series B preferred stock of $100.00 divided by $109.75.

   The conversion ratio is subject to adjustment in the event of certain dividends and distributions; upon a subdivision or reclassification of the outstanding shares of common stock; a merger or consolidation or the sale of substantially all of our assets; upon the liquidation of Northrop Grumman; upon the occurrence of certain specified distributions with respect to the common stock; and upon certain other events described in the certificate of designations.

   If any adjustment in the number of shares of common stock into which each share of Series B preferred stock may be converted would result in an increase or decrease of less than 1% in the number of shares of common stock into which each share of Series B preferred stock is then convertible, the amount of the adjustment will be carried forward and the adjustment will be made at the time of and together with any subsequent adjustment, which, together with any adjustment amounts carried forward, would equal at least 1% of the number of shares of common stock into which each share of Series B preferred stock is then convertible.

   Liquidation. In any liquidation of Northrop Grumman, each share of Series B preferred stock is entitled to a liquidation preference of $100.00 plus accrued but unpaid dividends, whether or not declared, before any distribution may be made on the common stock or any other class or series of our capital stock which is junior to the Series B preferred stock. In any liquidation of Northrop Grumman, no distribution may be made on any shares of our capital stock ranking on a parity with the Series B preferred stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of Northrop Grumman, unless the holders of Series B preferred stock participate ratably in the distribution along with the holders of capital stock ranking on a parity with the Series B preferred Stock as to such matters.

   Reacquired Shares. Any shares of Series B preferred stock converted, redeemed, purchased or otherwise acquired by us will be retired and canceled. The reacquired shares will become authorized but unissued shares of Series B preferred stock, which we may reissue at a later date.

   Rank. The Series B preferred stock ranks with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up, prior to the common stock and any class or series of Series B preferred stock which by its terms ranks junior to the Series B preferred stock. The Series B preferred stock ranks on parity with each other class or series of preferred stock unless such class or series by its terms ranks senior to the Series B preferred stock.

   Voting Rights. Holders of Series B preferred stock have no voting rights except in certain specified circumstances described below or as required by applicable law. The affirmative vote of the holders of two-thirds of the aggregate number of outstanding shares of the Series B preferred stock is required for an amendment of our certificate of incorporation, for a merger or any other action which would:

  . authorize any class or series of stock ranking prior or senior to the Series B preferred stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up;

  . adversely alter the preference, special rights or powers given to the Series B preferred stock; or

  . cause or permit the purchase or redemption of less than all of the Series B preferred stock unless all dividends to which such shares are entitled have been declared and paid or provided for.

   If accrued dividends on the Series B preferred stock are not paid for six quarterly dividend periods (whether or not consecutive), a majority of the holders of the Series B preferred stock, voting separately as a class, will have the right to elect two directors. If such holders exercise their right to elect two directors to our board, the size of our board will be increased by two members until the dividends in default are paid in full or payment for the past-due dividends is set aside.

   Dividends. Holders of Series B preferred stock are entitled to cumulative cash dividends, payable quarterly in April, July, October and January of each year at a dividend rate per share $7.00 per year. If dividends are payable and have not been paid or set apart in full, the deficiency must be fully paid or set apart for payment before:

  . distributions or dividends are paid on stock ranking junior to the Series B preferred stock; and

  . the redemption, repurchase or other acquisition for consideration of any shares of our capital stock ranking junior to the Series B preferred stock.

   Mandatory Redemption for Cash After Twenty Years. We are required to redeem all of the shares of Series B preferred stock for cash twenty years and one day from the date of issuance of the Series B preferred stock. The redemption price per share is equal to the liquidation value of $100.00 per share of Series B preferred stock plus accrued but unpaid dividends, whether or not declared, to the mandatory redemption date.

   Optional Redemption for Common Stock After Seven Years. We have the option to redeem shares of the Series B preferred stock in exchange for common stock at any time after the seventh anniversary of the date of the initial issuance of the Series B preferred stock. Upon redemption, holders of Series B preferred stock will receive the number of shares of common stock equal to the liquidation value of $100.00 per share of Series B preferred stock plus accrued but unpaid dividends to the redemption date divided by the current market price of the common stock on the redemption date.

   Change in Control. Upon a fundamental change in control of Northrop Grumman, as defined below, holders of Series B preferred stock have the right, which may be exercised during the period of 20 business days following notice from us, to exchange their shares of Series B preferred stock for common stock. Each share of Series B preferred stock may be exchanged in such circumstances for that number of shares of common stock determined by dividing the liquidation value of $100.00 per share of Series B preferred stock, plus accrued but unpaid dividends to such date by the current market value of the common stock on the exchange date.

   A "fundamental change in control" is defined as any merger, consolidation, sale of all or substantially all of our assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the common stock in which more than one-third of the previously outstanding common stock is exchanged for cash, property or securities other than our capital stock or the capital stock of another corporation.

   If the fundamental change in control occurred as a result of a transaction (excluding certain dividends or distributions on, and reclassifications of, common stock) in which the previously outstanding common stock is changed into or exchanged for different securities of Northrop Grumman or securities of another corporation or interests in a non-corporate entity, the common stock that would otherwise have been issued to a holder of Series B preferred stock for each share of Series B preferred stock will be deemed instead to be the kind and amount of securities and property receivable upon completion of such transaction in respect of the common stock that would result in the fair market value of such securities and property, measured as of the exchange date, being equal to the liquidation value plus accrued and unpaid dividends.

Other Series of Preferred Stock

   The following description discusses the general terms of preferred stock which we may issue in the future. You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

  .  the title and stated value of the preferred stock being offered;

  . the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

  . the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

  . whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate;

  . the procedures for any auction and remarketing, if any, for the preferred stock being offered;

  . the provisions for a sinking fund, if any, for the preferred stock being offered;

  . the provisions for redemption, if applicable, of the preferred stock being offered;

  . any listing of the preferred stock being offered on any securities exchange or market;

  . the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

  . the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable into debt or equity securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

  .  voting rights, if any, of the preferred stock being offered;

  . whether interests in the preferred stock being offered will be represented by depositary shares;

  . a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

  . the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

  . any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company; and

  . any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

   Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the company, rank:

  (a) senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered;

  (b) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered; and

  (c) on a parity with all equity securities issued by us other than those referred to in clauses (a) and (b) of this subheading.

   Distributions. A prospectus supplement will describe the circumstances relating to distributions on our preferred stock. If our board of directors approves distributions, holders of our preferred stock of each series will be entitled to receive distributions out of our assets legally available for payment to stockholders. These distributions may be cash distributions, or distributions in kind or in other property. The prospectus supplement will describe the rates of the distributions and the dates we will make distributions. Each distribution shall be payable to holders of record on such record date as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

   Redemption. A prospectus supplement may provide that the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part. The prospectus supplement will describe the terms, the times and the redemption prices of the preferred stock.

   Liquidation Preference. If we liquidate, dissolve or wind up our affairs, then, before we make distributions to holders of common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets, the holders of each series of preferred stock shall be entitled to receive liquidating distributions out of our assets legally available for distribution to stockholders. We will make liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets.

   If we liquidate, dissolve or wind up and we do not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and other classes of capital stock ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   Voting Rights. Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement.

   Under the Delaware General Corporation Law, holders of outstanding shares of a series of preferred stock would be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or our certificate of incorporation if the amendment would increase or decrease the par value of that series of preferred stock or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, in which case the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

   Conversion Rights. The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement. These terms will include the following:

  . the number of shares of common stock into which the shares of preferred stock are convertible;

  .  the conversion price or the manner of calculating the conversion price;

  .  the conversion date(s) or period(s);

  . provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; and

  . the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that series of preferred stock.

   Transfer Agent and Registrar. EquiServe Trust Company is the transfer agent and registrar for our Series B preferred stock. We currently plan to retain EquiServe Trust Company to serve as the transfer agent and registrar for any other series of preferred stock that we issue.

                          DESCRIPTION OF COMMON STOCK

   We have authority to issue 400,000,000 shares of common stock, par value $1.00 per share. As of July 30, 2001, 85,379,657 shares of common stock were outstanding. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange.

   Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors.

   Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights for the election of directors.

   Liquidation. If we liquidate, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may be outstanding at that time.

   Other Rights. Our outstanding common shares are fully paid and nonassessable. The holders of our common stock do not have any preemptive, conversion or redemption rights.

   Registrar and Transfer Agent. The registrar and transfer agent for our common stock is EquiServe Trust Company.

   Preferred Share Purchase Rights. We have adopted a rights plan pursuant to which a preferred share purchase right is attached to each share of our common stock that is or becomes outstanding prior to October 31, 2008. The rights become exercisable 10 days after the public announcement that any person or group has (i) acquired 15% or more of the outstanding shares of our common stock, or (ii) initiated a tender offer for shares of our common stock, which, if consummated, would result in any person or group acquiring 15% or more of the outstanding shares of our common stock. Once exercisable, each right will entitle the holder to purchase one one-thousandth of a share of our Series A junior participating preferred stock, par value $1.00 per share, at a price of $250.00 per one one-thousandth of a share, subject to adjustment. Alternatively, under certain circumstances involving an acquisition of 15% or more of our common stock outstanding, each right will entitle its holder to purchase, at a fifty per cent discount, a number of shares of our common stock having a market value of two times the exercise price of the right. We may (i) exchange the rights at an exchange ratio of one share of our common stock per right, and (ii) redeem the rights, at a price of $0.01 per right, at any time prior to an acquisition of 15% or more of the outstanding shares of our common stock by any person or group.

   Some Important Charter and Statutory Provisions. Our certificate of incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three year terms. Our certificate of incorporation further provides generally that any alteration, amendment or repeal of the sections of our certificate of incorporation dealing with the following subjects requires the approval of the holders of at least 80% of our outstanding voting power, unless such action is approved by a majority of our board of directors:

  .  the election and classification of the board of directors;

  .  liability of directors; and

  . the vote requirements for amendments to our certificate of incorporation,

If any of these changes to our certificate of incorporation are approved by our board of directors, the approval of a majority of our outstanding voting power is required to make these changes effective.

   These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation which has a class of stock which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or if, upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit, other than proportionately as a stockholder, to the interested stockholder.

                            DESCRIPTION OF WARRANTS

   General. We may issue warrants to purchase our debt or equity securities. We may issue warrants independently or together with any offered securities and the warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

   The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

  .  the title of the warrants;

  . the designation, amount and terms of the securities for which the warrants are exercisable;

  . the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

  .  the price or prices at which the warrants will be issued;

  .  the aggregate number of warrants;

  . any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  . the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  . if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

  . if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

  . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  . the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

  . the maximum or minimum number of warrants which may be exercised at any time; and

  .  information with respect to book-entry procedures, if any.

   Exercise of Warrants. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void.

   Warrants may be exercised as set forth in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities which the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificates, we will issue a new warrant certificate for the remaining warrants.

                              PLAN OF DISTRIBUTION

   We may sell any series of debt or equity securities:

  .  through underwriters or dealers;

  .  through agents;

  .  directly to one or more purchasers; or

  .  directly to stockholders.

   We may effect the distribution of the debt or equity securities from time to time in one or more transactions either:

  .  at a fixed price or prices which may be changed;

  .  at market prices prevailing at the time of sale;

  .  at prices relating to such prevailing market prices; or

  .  at negotiated prices.

   For each offering of debt or equity securities, the prospectus supplement will describe the plan of distribution.

   If we use underwriters in the sale, they will buy the debt or equity securities for their own account. The underwriters may then resell the debt or equity securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or after the sale. The obligations of the underwriters to purchase the debt or equity securities will be subject to various conditions. The underwriters will be obligated to purchase all the debt or equity securities offered if they purchase any debt or equity securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

   If we use dealers in the sale, we will sell debt or equity securities to these dealers as principals. The dealers may then resell the debt or equity securities to the public at varying prices to be determined by these dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchasers for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of debt or equity securities in any state that does not permit such an offer.

   Underwriters, dealers and agents that participate in the debt or equity securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the debt or equity securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against various civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

   We may authorize underwriters, dealers or agents to solicit offers from institutions whereby the institution contractually agrees to purchase the debt or equity securities from us on a future date at a specified price. This type of contract may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

   Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

                   VALIDITY OF THE DEBT AND EQUITY SECURITIES

   Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California, will issue an opinion about the legality of the debt and equity securities for us. Underwriters, dealers or agents, who we will identify in a prospectus supplement may have their counsel opine about certain legal matters relating to the debt and equity securities.

                                    EXPERTS

   The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information of Northrop Grumman for the periods ended March 31, 2001 and June 30, 2001 and Northrop Systems for the periods ended March 31, 2000 and June 30, 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Northrop Grumman's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

   The consolidated financial statements incorporated in this prospectus by reference from Litton's Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

[LOGO OF NORTHROP GRUMMAN CORPORATION]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses, other than underwriting discounts and commissions, expected to be incurred in connection with the offering or offerings described in this registration statement. All amounts are estimated except the Securities and Exchange Commission registration fee.

   Securities and Exchange Commission registration fee............  $   500,000
   Trustee fees and expenses......................................       20,000
   Legal fees and expenses........................................      175,000
   Accounting fees and expenses...................................       40,000
   Printing and engraving fees and expenses.......................      100,000
   Rating agency fees.............................................      150,000
   Blue Sky fees and expenses (including legal fees)..............       20,000
   Miscellaneous..................................................       15,000
                                                                    -----------
     Total........................................................  $ 1,020,000
                                                                    ===========

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

   A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

   As permitted by Section 145 of the DGCL, Article EIGHTEENTH of Northrop Grumman's restated certificate of incorporation, as amended, provides:

   "A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation as provided in Article Seventeen hereof shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

   Northrop Grumman has entered into an agreement with each of its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. Northrop Grumman has also purchased director and officer liability insurance.

Item 16. EXHIBITS

     1-1  Form of Underwriting Agreement relating to common equity securities.

     1-2 Form of Underwriting Agreement relating to preferred equity securities.

     1-3  Form of Underwriting Agreement relating to debt securities.

     4-1  Amended and Restated Certificate of Incorporation, as amended
          (incorporated by reference to Form S-4 Registration Statement filed
          February 1, 2001).

     4-2  Certificate of Amendment of Certificate of Incorporation
          (incorporated by reference to Form 10-Q for the quarter ended March
          31, 2001).

     4-3  Certificate of Amendment of Certificate of Incorporation dated May
          21, 2001 (incorporated by reference to Form 10-Q for the quarter ended June 30, 2001).

     4-4  Form of Certificate of Designations, Preferences and Rights of Series
          B Preferred Stock of Northrop Grumman (incorporated by reference to
          Form S-4 Registration Statement filed February 1, 2001).

     4-5  Restated Bylaws (incorporated by reference to Form S-4 Registration
          Statement filed February 1, 2001).

     4-6  Rights Agreement dated as of January 31, 2001 between Northrop
          Grumman Corporation and EquiServe Trust Company (incorporated by reference to Form S-4 Registration Statement filed March 27, 2001).

     4-7  Form of Senior Indenture.

     4-8  Form of Subordinated Indenture.

     4-9  Form of Warrant Agreement for Debt Securities.

     4-10 Form of Warrant Agreement for Equity Securities.

     4-11 Form of Certificate for Common Stock.

     4-12 Form of Certificate of Designations of Preferred Stock.

     5-1  Opinion of Sheppard, Mullin, Richter & Hampton LLP.

    12-1  Computation of Ratio of Earnings to Fixed Charges.

    15-1 Letter from independent accountants regarding unaudited interim accounting information.

    23-1  Consent of Deloitte & Touche LLP with respect to Northrop Grumman.

    23-2  Consent of Deloitte & Touche LLP with respect to Litton.

    23-3  Consent of Sheppard, Mullin, Richter & Hampton LLP (included in
          Exhibit 5-1).

    24-1  Power of Attorney.

    25-1 Form T-1 Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939.

Item 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

   (a) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in the paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

   (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

   (f) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (a) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (g) that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) to file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 10th day of August, 2001.

                                          NORTHROP GRUMMAN CORPORATION

                                                  /s/ John H. Mullan
                                          By: _________________________________
                                                      John H. Mullan
                                               Corporate Vice President and
                                                         Secretary

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of W. Burks Terry and John H. Mullan with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

                 *                   Chairman of the Board,        August 10, 2001
____________________________________  President and Chief
             Kent Kresa               Executive Officer and
                                      Director (Principal
                                      Executive Officer)

                 *                   Corporate Vice President and  August 10, 2001
____________________________________  Chief Financial Officer
       Richard B. Waugh, Jr.          (Principal Financial
                                      Officer)

                 *                   Vice President and            August 10, 2001
____________________________________  Controller (Principal
          Sandra J. Wright            Accounting Officer)

                 *                   Director                      August 10, 2001
____________________________________
         John T. Chain, Jr.


                 *                   Director                      August 10, 2001
____________________________________
          Lewis W. Coleman

             Signature                           Title                  Date
             ---------                           -----                  ----

                 *                   Director                      August 10, 2001
____________________________________
             Vic Fazio


                 *                   Director                      August 10, 2001
____________________________________
           Phillip Frost

                 *                   Director                      August 10, 2001
____________________________________
         Charles A. Larson


                 *                   Director                      August 10, 2001
____________________________________
           Robert A. Lutz


                 *                   Director                      August 10, 2001
____________________________________
          Aulana L. Peters


                 *                   Director                      August 10, 2001
____________________________________
       John Brooks Slaughter


                 *                   Director and Corporate Vice   August 10, 2001
____________________________________  President
          Ronald D. Sugar

    /s/ John H. Mullan
* By: _________________________
        John H. Mullan
       Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------

 1-1     Form of Underwriting Agreement relating to common equity securities.
 1-2     Form of Underwriting Agreement relating to preferred equity securities.
 1-3     Form of Underwriting Agreement relating to debt securities.
 4-7     Form of Senior Indenture.
 4-8     Form of Subordinated Indenture.
 4-9     Form of Warrant Agreement for Debt Securities.
 4-10    Form of Warrant Agreement for Equity Securities.
 4-11    Form of Certificate for Common Stock.
 4-12    Form of Certificate of Designations of Preferred Stock.
 5-1     Opinion of Sheppard, Mullin, Richter & Hampton LLP.
 12-1    Computation of Ratio of Earnings to Fixed Charges.
 15-1    Letter from independent accountants regarding unaudited interim accounting information.
 23-1    Consent of Deloitte & Touche LLP with respect to Northrop Grumman.
 23-2    Consent of Deloitte & Touche LLP with respect to Litton.
 24-1    Power of Attorney.
 25-1    Form T-1 Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939.